EXHIBIT 19.1

BIRCHTECH CORP.

INSIDER TRADING POLICY

and Guidelines with Respect to

Certain Transactions in Company Securities

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This Policy provides guidelines to employees, officers and directors of Birchtech Corp. (the “Company”) with respect to transactions in the Company’s securities.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. It applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees of, and consultants to, the Company and its subsidiaries/branches who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy.

Statement of Policy

General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of Material Nonpublic Information in securities trading.

Specific Policies

1. Trading on Material Nonpublic Information. No director, officer or employee of, or consultant to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the first Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” shall mean a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ) are open for trading.

2. Tipping. No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

3. Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Potential Criminal and Civil Liability

and/or Disciplinary Action

1. Liability for Insider Trading. Insiders may be subject to civil and criminal penalties and jail for engaging in transactions in the Company’s securities at a time when they have knowledge of nonpublic information regarding the Company.

2. Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading.

3. Possible Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

Individual Responsibility

Every officer, director and employee has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has recommended a trading window to that Insider or any other Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company’s securities.

An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Applicability of Policy to Inside Information

Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

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Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

■	Financial results
■	Projections of future earnings or losses
■	Changes in the Company’s financial guidance
■	News of a pending or proposed merger
■	News of the disposition of a subsidiary
■	Impending bankruptcy or financial liquidity problems
■	Changes in dividend policy
■	New product announcements of a significant nature
■	Significant product defects or modifications
■	Significant pricing changes
■	Stock splits
■	New equity or debt offerings
■	Acquisitions
■	Significant litigation exposure due to actual or threatened litigation
■	Major changes in senior management.

Either positive or negative information may be material.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Certain Exceptions

1. Certain Stock Plan Transactions. The Company considers the following transactions to be exempt from this Policy (i) the grant or vesting of restricted stock units or restricted stock under the Company’s equity plans, (ii) the grant, vesting or exercise of stock options under the Company’s equity plans, (iii) elections to participate or the purchase of shares under employee or director stock purchase plans of the Company or (iv) other transactions in Company shares between an equity holder and the Company that do not involve the purchase or sale of shares in the public market (such as an election to have the Company withhold securities to cover tax obligations in connection with the vesting of restricted stock units or restricted stock) since the other party to the transaction is the Company itself. However, the terms of this Policy do apply to the subsequent sale of any Company shares acquired under (i), (ii), (iii) or (iv) above and such sales are not exempt from this Policy unless such subsequent sale is to the Company and is otherwise exempt under (iv) above.

2. Transactions Pursuant to a Trading Plan that Complies with SEC Rules. The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Securities Exchange Act of 1934, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material nonpublic information. The contract, instructions or plan must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of material nonpublic information.

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Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b5-1 and (ii) is approved by the Company’s Chief Legal Officer or General Counsel, are not subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre-clearance procedures or blackout periods established under this Policy. In approving a trading plan, the Company’s Chief Legal Officer or General Counsel may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1. You should therefore confer with the Company’s Chief Legal Officer or General Counsel prior to entering into any trading plan.

The SEC rules regarding trading plans are complex and must be complied with completely to be effective. While trading plans are subject to review and approval by the Company, the individual adopting the trading plan is ultimately responsible for compliance with Rule 10b5-1 and ensuring that the trading plan complies with this Policy.

Trading plans must be filed with the Company’s Chief Legal Officer or General Counsel. The Company may publicly disclose information regarding trading plans that you may enter into.

Additional Restrictions and Guidance

This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, to the extent applicable.

1. Short Sales. Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited under this Policy for officers and directors. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Due to these attributes of short sales and the fact that such sales may be deemed to conflict with the long-term goals of the Company, the Company discourages all employees from engaging in such transactions.

2. Derivative Securities and Hedging Transactions. If you are an officer or director, you are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Even if you are not an officer or director, you should exercise caution when engaging in such transactions. Transactions in derivative securities may reflect a short-term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short-term performance at the expense of the Company’s long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions run an increased risk of violating securities laws if not careful. Due to these attributes of option trading and hedging transactions and the fact that such transactions may be deemed to conflict with the long-term goals of the Company, the Company discourages all employees from engaging in such transactions.

3. Margin Accounts and Pledges. Securities held in a margin account as collateral for a margin loan or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin call or foreclosure sale may occur at a time when you are aware of Material Nonpublic Information or otherwise are not permitted to trade in Company securities, the Company discourages holding Company securities in a margin account or pledging Company securities as collateral for a loan unless you have the clear financial capability to repay the loan without resort to the pledged securities. Any officer or director who wishes to pledge Company securities as collateral for a loan must obtain the prior approval of the Company’s Chief Legal Officer or General Counsel to that arrangement.

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4. Placing Open Orders with Brokers. You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of Material Nonpublic Information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, violations of this Policy and unfavorable publicity for you and the Company.

Additional Information for

Officers, Directors and Certain

Employees with Regular Access to

Material Nonpublic Information

Because officers, directors and certain employees routinely have access to Material Nonpublic Information, the Company has adopted additional guidelines and procedures applicable to such persons. (Employees subject to these additional guidelines and procedures will be notified that these guidelines and procedures apply to them).

1. Recommended Trading Window. The period beginning after the 15th of the last month of each calendar quarter and ending one Trading Day following the date of public disclosure of the financial results for that quarter, is a particularly sensitive period of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter.

Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, the Company discourages all directors, officers and employees having access to the Company’s internal financial statements or other Material Nonpublic Information from conducting transactions involving the purchase or sale of the Company’s securities other than during the period (the “trading window”) commencing at the close of business on the first Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the 15th day of the last month of the next fiscal quarter.

From time to time, the Company may also recommend that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.

The purpose behind the suggested self-imposed “trading window” period is to help establish a diligent effort to avoid any improper transaction. An officer, director and certain other designated employees may choose not to follow this suggestion, but he or she should be particularly careful with respect to trading outside the trading window, since such person may, at such time, have access to Material Nonpublic Information regarding, among other things, the Company’s anticipated financial performance for the quarter.

It should be noted, however, that even during the trading window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least one Trading Day, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the trading window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

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2. Preclearance of Trades. The Company has determined that all officers and directors and certain designated employees of the Company should refrain from trading in the Company’s securities, even during the trading window, without first complying with the Company’s “preclearance” process. Each officer and director should contact the Company’s Chief Legal Officer or General Counsel prior to commencing any trade in the Company’s securities. The Company may find it necessary, from time to time, to require compliance with the preclearance process from certain employees and consultants other than and in addition to officers and directors.

3. Section 16 Matters for Officers and Directors. Directors and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option or restricted stock unit under the Company’s incentive plans, nor the exercise of an option, is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no officer or director may ever make a short sale of the Company’s stock. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

Effective Date; Policy Subject to Revision

This Policy is effective as of February 1, 2020 and supersedes all previous policies of the Company concerning insider trading.

The Company may change or otherwise revise the terms of this Policy from time to time as the Company deems appropriate. The Company will take steps to inform all affected persons of any material changes or revisions to this Policy.

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Company’s Chief Legal Officer or General Counsel.

Last modified: December 2, 2024

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